Exhibit 4.21

[convenience translation from Hebrew original]

G. Willi-Food International

Warrant

Drawn up and signed in Yavne on the 21st day of the month of January 2014

Between
G. Willi-Food International Ltd.
Of 4 Nahal Harif St.
Yavne
(Hereinafter: "The Company")

Of the first part;

And between:
Zvi Williger
Of 7 HaShikma St.
Savion
(Hereinafter: "Offeree")

Of the second part;

Whereas:	On October 16, 2013 the Compensation Committee and the Company's Board decided to allot warrants to the Offeree;
And whereas:	On November 28, 2013 the General Meeting of the Company approved, in the required majority in accordance with Section 275 of the Companies Law 5759-1999 allotment of this Warrant to the Offeree;
And whereas:
The Company obtained all required approvals from NASDAQ ("NASDAQ Stock Market") (hereinafter: "NASDAQ") for the purpose of granting the Warrant and listing of Exercisable Shares (within their meaning hereunder) arising out of exercise of the Warrant, and the Company declares that no additional approvals  are required, including from NASDAQ, for the purpose of granting the Warrant in accordance with this Warrant;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Introduction

1.1.	The preamble to this Warrant shall be deemed an integral part hereof.

1.2.	The headings of the clauses will serve for the purpose of orientation and convenience only, and will not serve for the purpose of interpreting the Warrant.

2.	Description of the Warrant of Exercisable Shares

The Offeree shall be entitled to exercise the Warrant for up to 200,000 ordinary shares NIS 0.1 par value each of the Company (hereinafter: "Exercisable Shares") in accordance with and subject to the exercise terms set forth in this Warrant.

The listing of the Exercisable Shares for trade in the stock exchange shall be done as shortly as possible after allotment of the options by the Company. The listing for trade of the Exercisable Shares shall be made on the condition that on the exercise date the ordinary shares of the Company shall be listed for trade in the stock exchange.

The Exercisable Shares that are allotted upon exercise of the options shall have, as of the date of their allotment, identical rights attached to them as the ordinary shares existing in the Company’s share capital for all intents and purposes, and shall entitle their holders with all rights for distribution of dividends or any other benefit, when the determining date for their distribution applies on the date of delivery of the Exercise Notice with relation to these Exercisable Shares or thereafter, subject to the provisions set forth hereunder in clause 9 with relation to bonus shares and rights.

4.	Non-tradable and non-transferable Warrant

This Warrant shall not be listed for trade in any stock exchange and the Offeree shall be entitled to perform any sale, transfer, assignment, mortgage, lien, attachment, encumbrance or any other transaction in respect whereof, except for its exercise in accordance with the terms set forth herein. Any sale, transfer, assignment, charge, lien, attachment, encumbrance or any other transaction that the Offeree executed with this Warrant shall be null and void (except for its exercise in accordance with the provisions set forth in this Warrant) and if a sale and/or transfer and/or assignment and/or charge and/or attachment and/or encumbrance and/or any other transaction were executed as said in this Warrant this Warrant shall expire forthwith and any right granted to the Offeree under this Warrant shall be null and void.

5.	Period of exercise of the Warrant for Exercisable Shares and exclusions of exercise

5.1.	The Warrant may be exercised by the Offeree in return for payment of the Exercise Price, gradually, in three equal installments as follows:

(1)	One third (1/3) – each time as of one year following the date of convening the General Meeting as specified hereinabove (hereinafter: "Determining Date") and up to 3 years as of the Determining Date.

(2)	One third (1/3) – each time as of two years following the Determining Date and up to four years as of the Determining Date.

(3)	One third (1/3) – each time three years following the Determining Date and up to five years as of the Determining Date.

(Each shall be referred to hereunder; "Last Exercise Date").

The Offeree is entitled to exercise this Warrant and obtain the Appendix on the said dates of entitlement on the condition that on the relevant entitlement dates the Offeree is still an officer in the Company.

The part of the Warrant that was not used fully in accordance with the dates as specified hereinabove shall expire and shall be null and void and shall not grant the Offeree any right.

In the event of the death of the Offeree, heaven forbid, or in the event of his resignation from work in the Company as a result of disability (inability to continue work due to an injury or disease or loss of working capacity) the Offeree or his legal inheritors, as the case may be, shall be entitled to exercise this Warrant only up to the amount that the Offeree was entitled to exercise by virtue of the said in this clause 5.1 above until the date of his death or resignation as specified in this clause 5.1, as the case may be, and on the condition that the Exercise Notice in respect whereof shall be delivered to the Company no later than 90 days as of the date of his death or resignation as specified in this clause 5.1.

5.2.
Without derogating from the said in clause 5.1 above and subject to the provisions set forth thereat, the Warrant shall be exercisable solely on the condition that at the time of delivering the Exercise Notice to the Company (within its meaning hereunder) the Offeree shall be an officer in the Company, and provided that if the Offeree is no longer an officer in the Company – he may exercise that part of the Warrant which he is entitled to exercise by virtue of the said in clause 5.1 above and until the date of termination of his term in office as an officer in the Company, and on the condition that the Exercise Notice in respect whereof shall be delivered by the Offeree to the Company no later than the date of terminating his term in office as an officer in the Company.

6.	Warrant Price and Exercise Price

6.1.	This Warrant is allotted to the Offeree at no cost.

6.2.	The Exercise Price of each of the Exercisable Shares subject matter of this Warrant is 6.5 U.S. dollars (six and a half U.S. dollars) (hereinabove and hereunder: "Exercise Price").

8.	Manner of exercising the options into Exercisable Shares

8.1.
In the event the Offeree requested to exercise this Warrant, in whole or in part, the Offeree shall deliver to the Company an exercise request in a form that shall be determined and that may be obtained in the offices of the Company (hereinabove and hereunder: "Exercise Notice"). In the Exercise Notice the Offeree shall indicate the number of Exercisable Shares he wishes to exercise. The Offeree shall attach to the Exercise Notice payment of the Exercise Price in respect of the Exercisable Shares subject matter of the Exercise Notice in cash or cashier's check payable to the Company.

8.2.	In the event the Offeree delivered an Exercise Notice, the Offeree shall not be entitled to cancel it.

8.3.	Shortly after receiving the Exercise Notice, the Company shall act in the following manner:

(1)	The Company shall allot the Exercisable Shares subject matter of the Exercise Notice in the name of the Offeree and shall record the Exercise Shares in the name of the Offeree in the Company’s books.

(2)
In the event the Offeree requested from the Company that the Exercisable Shares shall be transferred to his name, the Offeree shall deliver to the Company in cash or cashier's check payable to the Company the tax amounts and other obligatory payments applicable by law to the Offeree for exercise of the Exercisable Shares or attach a confirmation from the Assessing Officer stating that Offeree paid the income tax applicable to him for transfer of the Exercisable Shares as said. The Company shall deliver the tax amounts and other obligatory payments to the Income Tax Commission and any other entity, as the case may be and as required, shortly after receiving confirmation from the Assessing Officer stating that the Offeree paid the income tax applicable to him for transfer of the Exercisable Shares as said, however no later than 15 business days thereafter, the Company shall transfer to the Offeree the Exercisable Shares and they shall be listed in the name of the Offeree in the Company’s books.

9.	Adjustment and provisions protecting the Offeree

The Exercise Price as specified in clause 6 above, or the number of Exercisable Shares as specified in clause 2 above, as the case may be, shall be adjusted in the following circumstances as specified hereunder:

9.1.
Bonus shares – in the event the Company distributes bonus shares in the period between the Determining Date and the last exercise date, and the Determining Date for their distribution (hereinafter: "Bonus Date") falls before the date in which the Offeree exercised all the rights by virtue of this Warrant, or before the last Exercise Date, upon the earlier, then the number of bonus shares in respect of which the Offeree did not exercise this Warrant, shall increase by the same number that the Offeree would have received if he had exercised that part of this Warrant that was not yet exercised by him prior to the Bonus Date. The Exercise Price set forth in clause 6 above for each Exercisable Share (in addition to the bonus shares obtained in respect whereof as specified hereinabove) shall not vary as a result of adding the bonus shares as specified hereinabove. the right of the Offeree for the Company's shares in the event of distribution of bonus shares shall be retained until the exercise date of this Warrant and shall be executed only on the exercise date of this Warrant.

9.2.
Issue of rights – in the event of issue of rights during the period between the Determining Date and the last exercise date, the Offeree shall be offered identical rights in the same number for the Exercisable Shares subject matter of this Warrant which were not exercised by the Offeree, if he had exercised part of this Warrant that was not exercised by him prior allowed only concurrently with or following the Determining Date for issue of rights. Exercise of rights shall be allowed only with or after exercise of this Warrant.

9.3.
Dividend – in the event of distribution of dividend in cash during the period between the Determining Date and the last exercise date, the Exercise Price shall be reconciled by its multiplication by the ratio between the rate of the share in the stock exchange "Ex-dividend" and the share rate on the Determining Date "Cum Date."

9.4.
Consolidation/split of the Company's share capital – to the extent that a change occurs in the period between the Determining Date and the last date for exercise of the ordinary shares of the Company (whether the Company consolidates the ordinary shares NIS 0.01 par value each in its issued capital into shares of higher par value and whether it splits them into shares of smaller par value) an equivalent reconciliation shall be performed with relation to the number and price of the Exercisable Shares allotted in respect of exercise of that part of this Warrant that was not exercised until that date. In such circumstances as said the number of Exercisable Shares allotted following exercise of the Warrant shall decrease (in the event of consolidation of shares to a higher par value) or increase (in the event of split of the shares into smaller par value) respectively, and the price paid for each exercise share shall increase or decrease respectively.

9.5.
The Company shall keep a sufficient number of ordinary shares of NIS 0.1 par value each in its registered capital for the purpose of assuring performance of the exercise right of this Warrant and, if necessary, shall cause increase of its registered capital.

10.	Taxation, obligatory payments and preclusion

10.1.
Any tax liability in respect of this Warrant or arising out of this Warrant (including, however without derogating from the generality of the aforesaid, income tax, capital gains tax, National Insurance Institute and health tax) and any other obligatory payments applicable in respect of allotment of this Warrant, exercise of this Warrant into Exercisable Shares and sale of the Exercisable Shares shall be fully incurred by the Offeree. In the event there is an obligation to deduct tax at source, the Company shall pay the tax directly to the income tax authorities and the Company shall be entitled to deduct this amount from any amount it is obligated to pay to the Offeree. The Offeree undertakes to indemnify and/or compensate the Company for any damage and/or loss and/or expense the Company incurs due to failure to deduct tax at source and/or partial deduction of tax at source.

10.1.
It is recommended that the Offeree receives professional consulting and consider the implications of taxation that apply to him due to allotment of this Warrant, its exercise and sale of the Exercisable Shares and the Offeree is required to examine by himself the tax considerations deriving from the allotment and/or exercise of the Warrant.

10.2.
The Offeree hereby declares that he is aware that the Warrants and Exercisable Shares (hereinafter: "Offered Securities") that were granted to him in this framework, are not subject to the registration requirements of the United States Federal and State Regulation S by virtue of Regulation S ("Regulation S") that was promulgated by virtue of the U.S. Securities Act (hereinafter: "U.S. Securities Act") and in that the Company relies on the statements and reports and the correctness of these statements and reports of the Offeree and the compliance of the Offeree with the agreements and undertakings of the Offeree towards the Company that are set forth in this Warrant and any other agreement that was signed with the Offeree in connection with granting of this Warrant, in addition to the entitlement of the Offeree to receive the Offered Securities from the Company.

10.3.
The Offeree declares and undertakes that he is not a "U.S. PERSON" within its meaning in the "Rule 902 under Securities Act" and that on the date of granting the Warrants in accordance with this Warrant and the date of signing this Warrant the Offeree stayed outside the U.S.A.

10.3.
The Offeree is aware that except for the said in sub-clause (b) hereunder, the Offered Securities shall not be listed for trade in accordance with the U.S. Securities Act or any other state securities act and shall not be sold, transferred, allotted to another except for as specified hereunder: (a) in a transaction that is not subject to the U.S. Securities Act that is executed outside the U.S.; (b) in accordance with an exemption from the registration requirements of the U.S. Securities Act; or (c) in accordance with a valid registration statement in accordance with the U.S. Securities Act; in such circumstances a transaction in the Offered Securities shall be valid to the extent that it was made in compliance with the U.S. Securities Act and the securities laws of all other jurisdictions applicable to a transaction for the sale and/or transfer and/or assignment of the Offered Securities.

10.4.
The Offeree declares that the Offered Securities are offered solely for him and to the extent that they are exercised they shall be transferred to his account for investment purposes only and not for distribution or sale of the Offered Securities, in whole or in part.

11.	Miscellaneous

11.1.	Receipt of this Warrant shall not obligate the Offeree to exercise it, in whole or in part.

11.2.
Any instruction set forth in this Warrant shall not be construed as an undertaking and/or agreement on behalf of the Company to employ the Offeree as an officer in the Company, and any instruction set forth in the Warrant shall not be construed as granting the Offeree any right to continue and be employed as an officer in the Company or as restricting the right of the Company to terminate the employment of the Offeree as an officer in the Company at all times.

11.3.
This Warrant constitutes the full agreement between the Company and the Offeree in connection with the rights granted under this Warrant and shall prevail over any prior agreement, arrangement and/or understanding, whether verbal and whether in writing between the Offeree and the Company.

11.4.	In the event a party to this Warrant is precluded from enforcing any of the terms set forth in this Warrant, this shall not be deemed as waiver of this term or any other term.

11.5.
Any notice delivered in accordance with this Warrant shall be delivered in writing and shall be deemed to have been delivered to its recipient – if delivered by registered mail – 3 business days following the date of its delivery, and if transmitted by fax – following one business day following the time of its transmission and against furnishing a confirmation of transmission.

And in witness hereof the parties are hereby undersigned:

/s/ Raviv Segal	/s/ Zvi Williger
The Company	The Offeree